Exhibit 10.21

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("the Agreement") is made by and between The McClatchy Company, its predecessors, successors, all former, current and future related companies, divisions, subsidiaries, affiliates and parents, including but not limited to, McClatchy Newspapers, Inc., and collectively, its former, current and future directors, officers, employees, agents, representatives, attorneys, fiduciaries, assignees, heirs, executors, administrators, beneficiaries and trustees (collectively referred to as the "Company"); and Lynn Dickerson, an individual, on behalf of herself, her agents, representatives, attorneys, assignees, heirs, executors, administrators, beneficiaries and trustees (collectively referred to as "Dickerson").

1.  Dickerson agrees that her employment with the Company is terminated effective July 17, 2009 (the “Termination Date”).  Dickerson acknowledges receipt of payment of all earned wages due and payable and accrued and earned vacation through the Termination Date.

2.  In exchange for the promises of Dickerson contained in this Agreement, the Company agrees to pay Dickerson the gross sum of $690,000 less any required payroll taxes, income tax withholding and authorized deductions.

Dickerson's health insurance coverage remains in effect through July 31, 2009.  Thereafter, Dickerson and any of her qualified dependents have the option to continue her health insurance in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA").  As an additional consideration for Dickerson’s execution of this Agreement, the Company will pay her COBRA medical, dental and vision premium at her current level of coverage (including all qualified dependents) for a one (1) year period beginning August 1, 2009, provided Dickerson elects COBRA coverage.  Dickerson understands and agrees that it is her sole responsibility to comply with the provisions and eligibility requirements of COBRA for continuing health insurance coverage after July 31, 2009. This includes completing and returning the COBRA election form within the time period indicated. The Company's obligation to pay the COBRA premiums on her behalf shall cease immediately if she obtains other group health insurance coverage prior to the end of the one (1) year period described above (subject to COBRA regulations for coverage continuation), or if she fails to timely complete and return the COBRA election form.

Dickerson acknowledges that the above consideration exceeds the amount Dickerson would be entitled to from the Company absent this Agreement.  Dickerson agrees that she is solely responsible for any and all liability under federal and state tax laws arising from payments made under this Agreement.

3.  In consideration of the promises made by the Company in this Agreement, Dickerson hereby releases, acquits and forever discharges the Company and all of its directors, officers, supervisors, employees, agents, independent contractors, representatives, any company sponsored benefit plan in which Dickerson participates, and their spouses, successors and assigns from any and all actions, complaints, causes of action, charges, claims, obligations or demands with regard to the payment of any damages, expenses, interest, attorneys’ fees, compensation, commissions, retirement or other benefits, back pay, accrued vacation, life insurance, disability benefits, health insurance, loss of earnings, debts, obligations, mental anguish, pain, embarrassment, humiliation, emotional distress, compensatory or punitive damages, common law remedies and/or any other remedies or liabilities whatsoever which have or could have arisen out of Dickerson’s employment with the Company or termination from the Company and/or any other occurrence whatsoever prior to the date of this Agreement between Dickerson and the Company.  This includes the release of all waivable claims and actions, whether presently asserted or otherwise, known or unknown, suspected or unsuspected, including, but not limited to, claims alleging any legal restriction on the Company's right to terminate its employees or personal injury claims, including, without limitation, wrongful discharge, breach of contract (expressed or implied), defamation, negligent or intentional infliction of emotional distress, and claims which could have arisen under the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964 (42 USC §2000e, et seq.), the California Fair Employment and Housing Act (CA Gov. § 12900 et seq.), the California Equal Pay Law (CA Lab. Code §1197.5), California Kin Care Law (CA Lab. Code §§233-234), California Off-Duty Conduct Law (CA Lab. Code §96(k)), California Anti-Retaliation laws (CA Lab. Code §§98.6, 132a, 232, 232.5), California Leave Laws (CA Lab. Code §230, et seq.), the Americans with Disabilities Act (“ADA”) (42 USC §12101, et seq.), the Age Discrimination in Employment Act (“ADEA”) (29 USC § 626 et seq.), the Worker Adjustment and Retraining Notification Act, 29 USC §2101, et seq. (or state equivalent), the Older Workers Benefit Protection Act (“OWBPA”) (29 USC §§ 623 & 626), the Employee Retirement Income Security Act (“ERISA”) (29 USC §1001, et seq.), or any other state, federal or municipal employment discrimination statute, or any other federal, state or local law, but excluding claims that Dickerson cannot waive by law and any claims for breach of this Agreement.

4.  The consideration given to Dickerson in this Agreement is also for the release of unknown claims.  Dickerson hereby expressly waives any and all rights under Section 1542 of the California Civil Code, which reads in full as follows:

Section 1542.  A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

For the purpose of implementing a full and complete release and discharge of all claims, Dickerson expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims that  Dickerson did not know or suspect to exist in her favor at the time of execution hereof, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration received by Dickerson was also for the release of those claims.

5.  Dickerson represents that she does not currently have on file any suit, charge or claim against the Company concerning her employment. Dickerson further represents that she has not transferred or assigned, or purported to transfer or assign, to any person or entity any claim or portion thereof.  Dickerson agrees not to sue the Company with respect to any claim covered by the waivers and releases set forth in Paragraphs 3 or 4. This promise by Dickerson not to sue does not cover a claim by Dickerson under the ADEA challenging the validity and effect of this Agreement to release any ADEA claims.  If Dickerson sues the Company in violation of this Agreement, she shall be liable to the Company for its reasonable attorneys' fees and other litigation costs incurred in defending against such a lawsuit.  Alternatively, in the event Dickerson sues the Company in violation of this Agreement, she may be required, at the Company's option, to return all monies and other benefits paid to her pursuant to this Agreement minus $100.00.  The parties expressly agree that a claim for Unemployment Insurance will not violate this Agreement.

6.  This Agreement does not waive any rights that cannot be waived by law, including Dickerson's right to file an administrative charge of discrimination.  Dickerson is waiving, however, any right to monetary recovery should any administrative agency (such as the EEOC) pursue any claims on her behalf. This Agreement will also not affect Dickerson's right to receive benefits from the Company's pension plans under which she has the right to receive future benefits.

7.  Dickerson agrees to keep confidential and not disclose, directly or indirectly, the fact of this Agreement and its terms or contents, or negotiations underlying this Agreement, to any person or entity except her spouse, financial advisor, attorney, taxing or governmental entity, or as is required by law or court order. In the event Dickerson is required by law or court order to disclose this Agreement, Dickerson must notify the Company immediately in order to permit the Company the opportunity to object to such disclosure.

8.  Dickerson shall direct all inquiries from prospective employers to Heather L. Fagundes, Vice President, Human Resources, The McClatchy Company, 2100 Q Street, Sacramento, CA 95816-6899.  Dickerson understands that the Company may change the individual designated for such purposes at any time for any reason.  In the event that Dickerson deviates from the procedures set forth herein and directs any employment inquiry to someone other than the designated individual, the parties agree that the Company will not be liable for any disclosures made in response to those employment inquiries.  In addition, the Company will only provide the following information in response to inquiries by prospective employers: Dickerson's dates of employment, positions held and salary.

9.  Dickerson acknowledges that all materials and information received or generated by her in connection with her employment with the Company, including but not limited to customer lists, customer information, product information, trade secrets, financial information, personnel information or other Company information, computer hardware and software, credit cards and keys (each and all collectively "Company Property") are the sole property of the Company. Dickerson represents that she has returned all Company Property to the Company, and with respect to software, she has returned (or disabled) the original software and all copies in her possession.  Further, Dickerson hereby reaffirms her obligation to keep confidential all such information.

10.  Dickerson has disclosed to the Company any information she has concerning any conduct involving the Company that Dickerson has any reason to believe may be unlawful or that involves any false claims to the United States.  Dickerson promises to cooperate fully in any investigation the Company undertakes into matters occurring during her employment.  Dickerson understands that nothing in this Agreement prevents her from cooperating with any U.S. government investigation.  In addition, to the fullest extent permitted by law, Dickerson hereby irrevocably assigns to the U.S. government any right she might have to any proceeds or awards in connection with any false claims proceedings against the Company.

11.  Dickerson agrees that she will not make any statements, either oral or written, which in any way criticize or disparage the Company, including but not limited to statements that are critical of the past or present decisions, policies or practices of the Company and its employees.

12.  In accordance with the Older Workers Benefit Protection Act of 1990, Dickerson represents and acknowledges that:

(a) This Agreement is written in a manner she understands;

(b) By execution of this Agreement, she does not waive rights or claims under the ADEA that arise after the date of its execution;

(c) She has had the opportunity to consult an attorney prior to the execution of this Agreement;

(d) She waives all rights under the ADEA in return for the consideration provided for in this Agreement, which is in excess of anything of value to which she is already entitled;

(e) She has been given a reasonable time, up to and including 21 days if she wishes, to consider whether to sign this Agreement;

(f) She was first given this Agreement on July 14, 2009; and

(g) She understands that with respect to the waiver of claims under the ADEA only, she has seven (7) days after signing the Agreement to revoke this waiver, after which time the waiver becomes binding and enforceable.  This Agreement will not be effective, nor will the sum(s) referenced in Paragraph 2 be paid, until that revocation period has expired.  Dickerson further agrees and understands that if she chooses to exercise her right of revocation under this Section, she must notify Heather L. Fagundes, Vice President, Human Resources, The McClatchy Company, 2100 Q. Street, Sacramento, CA 95816-6899 of her intent to do so in a signed writing delivered to her before the end of this seven (7) day period.

13.  Dickerson and the Company agree to resolve any claims they may have with each other (except, if either Dickerson or the Company so elects, any dispute for which injunctive relief is a principal remedy) through final and binding arbitration in accordance with this section.  Dickerson also agrees to resolve in accordance with this section any claim between her and any other released party who offers or agrees to arbitrate the claim in this manner. This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims.

The arbitration shall be in accordance with the then-current arbitration rules and procedures for employment disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (JAMS).  Arbitration shall take place in the State of California before an experienced employment arbitrator licensed to practice law in that state who has been selected in accordance with the procedures under JAMS.  The arbitrator may not modify or change this Agreement in any way.  Dickerson, the Company, and any released party who agrees to arbitrate an arbitrable dispute under this section agree to submit to personal jurisdiction in the State of California for such arbitration and in any jurisdiction necessary for the enforcement of any arbitration award.  Dickerson represents that this state is a convenient dispute resolution location for her.

Each party shall pay the fees of her or its attorneys, the expenses of her or its witnesses, and any other expenses that party incurs in connection with the arbitration, but all costs of the arbitration itself, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid in equal shares by the plaintiffs and defendants.  At Dickerson's written request and on a showing of substantial hardship, the Company shall advance all or a portion of Dickerson's share of those arbitration costs to the extent they would exceed the out-of-pocket costs she would have incurred in a lawsuit. The party losing the arbitration shall reimburse the party who prevailed for all attorneys' fees and expenses the prevailing party paid pursuant to this paragraph, except to the extent prohibited by a statute under which the dispute has been brought.

Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section.  Should Dickerson or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys' fees incurred as a result of that breach.

14.  This Agreement constitutes the entire agreement between Dickerson and the Company.  No other promises or agreements shall be binding unless in writing and signed by all parties to this Agreement.  Dickerson further acknowledges that this Agreement does not constitute an admission by the Company of any wrongdoing or liability whatsoever.  The provisions of this Agreement are severable, and if any part of it is found to be non-enforceable, the other paragraphs, sections or clauses shall remain fully valid and enforceable.

15.  This Agreement is deemed made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed in accordance with the laws of the State of California. Any disputes under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of California.

Dickerson further acknowledges and agrees that she has carefully read and fully understands all of the provisions of this Agreement and that she voluntarily enters into this Agreement by signing below.

DICKERSON FURTHER UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  DICKERSON ALSO UNDERSTANDS THAT SHE IS ENCOURAGED TO CONSULT WITH HER PERSONAL ATTORNEY IF SHE SO DESIRES.

/s/ Lynn Dickerson                                                       /s/ Gary Pruitt
Lynn Dickerson                                                                                Gary Pruitt, Chairman, President & CEO
   The McClatchy Company

July 16, 2009                                                                July 16, 2009
Date                                                                                     Date